UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Acreage Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Acreage Holdings, Inc.

Additional Soliciting Material for

2020 Annual General Meeting of Shareholders
To Be Held July 23, 2020

This information supplements the information contained in the proxy statement of Acreage Holdings, Inc. (the “Corporation”) as contained in its definitive proxy statement for the Corporation’s 2020 Annual General Meeting of Shareholders to be held in a virtual only meeting format on July 23, 2020 at 10:00 a.m. EDT. Capitalized terms used and not defined herein have the meanings ascribed to them in the definitive proxy statement.

The following are changes to the biographies of the director nominees Kevin P. Murphy and William C. Van Faasen:

Kevin P. Murphy resigned as Chief Executive Officer of the Corporation on June 24, 2020. Mr. Murphy’s resignation was not the result of a disagreement between Mr. Murphy and the Corporation on any matter relating to the Corporation’s operations, policies or practices. Mr. Murphy will continue to serve as Chair of the Corporation’s Board of Directors.

William C. Van Faasen became interim Chief Executive Officer of the Corporation on June 24, 2020. In connection with Mr. Van Faasen’s service as interim Chief Executive Officer, he will receive an annual salary of $375,000.  He will also be granted 111,000 restricted stock units which will vest quarterly over a 12-month period.

The following are changes proposed to the Corporation’s arrangement with Canopy Growth Corporation:

On June 24, 2020, the Corporation entered into a proposal agreement (the “Proposal Agreement”) with Canopy Growth, which sets out, amont other things, the terms and conditions upon which the parties are proposing to amend the Arrangement Agreement (the “Amending Agreement”), amend and restate the plan of arrangement (the “Amended Plan of Arrangement”) and implement the Amended plan of arrangement (the “Amended Arrangement”). The effectiveness of the Amending Agreement and the implementation of the Amended Arrangement is subject to the conditions set out in the Proposal Agreement, including, among others, approval by (i) the Supreme Court of British Columbia; and (ii) the Shareholders of the Corporation. Upon receipt of Shareholder approval, court approval and the satisfaction of all other conditions set out in the Proposal Agreement, including the advance of US$50,000,000 to a subsidiary of the Corporation, the Corporation and Canopy Growth will enter into the Amending Agreement.

Pursuant to the Amended Plan of Arrangement (i) each existing Subordinate Voting Share will be exchanged for 0.7 of a Class E subordinate voting share (each whole share, a “Fixed Share”) and 0.3 of a Class D subordinate voting share (each whole share, a “Floating Share”); (ii) each existing Proportionate Voting Share will be exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each existing Multiple Voting Share will be exchanged for 0.7 of a new multiple voting share (each whole share, a “Fixed Multiple Share”) and 0.3 of a Floating Share. Each Fixed Multiple Share will be entitled to 4,300 votes per share at all meetings of Shareholders, and each Fixed Share and each Floating Share will be entitled to one vote per share at such meetings.

Upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (the “Triggering Event Date”), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a Canopy Growth Share for each Fixed Share held at the time of the acquisition of the Fixed Shares (the “Acquisition Time”), subject to adjustment in accordance with the terms of the Amended Plan of Arrangement (the “Canopy Call Option”); and (ii) have the right, but not the obligation (the “Floating Call Option”), exercisable for a period of 30 days following the Triggering Event Date, to acquire all of the issued and outstanding Floating Shares at a price based upon the fair market value of the Floating Shares relative to the Canopy Growth Shares on the Triggering Event Date, subject to (a) a minimum price of US$6.41; and (b) adjustment in accordance with the terms of the Amended Plan of Arrangement, payable, at the option of Canopy Growth, in cash or Canopy Growth Shares. The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. The Canopy Call Option and the Floating Call Option will expire 10 years from the date the Amending Agreement becomes effective (the “Amendment Date”).

Upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement, the outstanding Fixed Multiple Shares will be automatically converted into Fixed Shares, Canopy Growth will exercise the Canopy Call Option and acquire all of the Fixed Shares, and the Corporation will become a partially owned subsidiary of Canopy Growth. In such event, Canopy Growth may also exercise the Floating Call Option and acquire all of the Floating Shares. In such circumstances, the Corporation will become a wholly-owned subsidiary of Canopy Growth. Prior to the Acquisition Date, the Corporation will continue to operate as a stand-alone entity and to conduct its business independently, subject to certain covenants contained in the Arrangement Agreement, as may be amended by the Amending Agreement.

On May 26, 2020, the board of directors of the Corporation (the “Board”) approved the formation of a special committee of the Board comprised of independent directors (the “Special Committee”) to review, consider and evaluate the proposed Amended Arrangement and make a recommendation to the Board with respect to the Amended Arrangement and related transactions. The Special Committee met 4 times in 2020 and was comprised of Douglas Maine and Brian Mulroney.

As a condition to implementation of the Amended Arrangement, a subsidiary of Canopy Growth (the “Lender”) will provide a loan of up to US$100,000,000 (the “Loan”) to a subsidiary of the Corporation that operates solely in the hemp industry in full compliance with all applicable laws (the “Borrower”) pursuant to a secured debenture (the “Debenture”). The Debenture will include usual and typical events of default, customary representations and warranties, and positive and negative covenants of the Borrower.

The Loan will be advanced in two tranches: (i) US$50,000,000 on the Amendment Date (the “Initial Advance”); and (ii) US$50,000,000 in the event that the following conditions, among others, are satisfied: (a) the Borrower’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) the Borrower’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1. The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.

The Loan must be used exclusively for U.S. hemp-related operations and may not be used, directly or indirectly, in connection with or for the operation or benefit of any of the Borrower’s affiliates other than subsidiaries of the Borrower exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account, and no payment to the Lender by the Borrower pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.

In connection with the Amended Arrangement, the Corporation anticipates that it will include a proposal to Shareholders to approve the Amended and Restated Omnibus Equity Incentive Plan. If Shareholders adopt the Amended and Restated Omnibus Equity Incentive Plan, and subject to the Amended Arrangement becoming effective and the approval of the Canadian Securities Exchange, if applicable, in the event that either (i) the Corporation terminates the employment of Robert Daino, Chief Operating Officer, Glen Leibowitz, Chief Financial Officer, or James Doherty, General Counsel and Secretary, at any time; or (ii) any of the foregoing or John Boehner, Brian Mulroney, Douglas Maine or William Van Faasen resigns from any and all positions with the Corporation on or after the one year anniversary of the Amendment Date (in either case, an “Acceleration Event”), the Corporation will accelerate the vesting of all of the RSU awards granted to such individuals that are outstanding as at the date on which the Acceleration Event occurs.

It is a condition to the implementation of the Amended Arrangement that the credit agreement dated March 6, 2020 between Acreage Finance Delaware, LLC (a subsidiary of the Corporation), as borrower, and Acreage IP Holdings, LLC (a subsidiary of the Corporation), Prime Wellness of Connecticut, LLC (a subsidiary of the Corporation), D&B Wellness, LLC (a subsidiary of the Corporation) and Thames Valley Apothecary, LLC (a subsidiary of the Corporation), as guarantors, and IP Investment Company, LLC, as lender, administrative agent and collateral agent (the “Credit Agreement”) is amended on terms satisfactory to the Corporation and Canopy Growth, each acting reasonably. The amendments to the Credit Agreement are anticipated to provide that: (i) with respect to US$21,000,000 of the principal amount advanced pursuant to the Credit Agreement (the “Mr. Murphy Amount”), any entitlement to “Interest Shares” (as defined in the Credit Agreement) will be removed, (b) provide for an interest rate of 12% per annum payable in cash, (c) amend the obligation of Acreage Finance Delaware, LLC to cause the Corporation to sell up to 8,800,000 Subordinate Voting Shares to repay the amount outstanding such that the obligation shall be reduced to cause the issuance of up to 2,000,000 Fixed Shares, and (d) make any further revisions to the Credit Agreement as may be necessary or reasonable, as agreed upon with counsel to the lender, to implement the foregoing, and (ii) with respect to US$1,000,000 of the principal amount advanced pursuant to the Credit Agreement, the lender shall be entitled to (a) 23,999 Subordinate Voting Shares, (b) upon maturity of the Credit Agreement, a return of US$1,100,000 and (c) otherwise treated in accordance with the current terms of the Credit Agreement.

Mr. Murphy has an economic interest in the Mr. Murphy Amount through a loan of US$21,000,000 made from Mr. Murphy to the lender under the Credit Agreement, which funds were subsequently loaned to the borrower under the Credit Agreement. While Mr. Murphy’s entitlements arising indirectly pursuant to the Credit Agreement are being reduced as a condition to the implementation of the Amended Arrangement, the funding pursuant to the Debenture and the other terms of the Amending Agreement and Amended Plan of Arrangement increase the likelihood that the amount outstanding under the Credit Agreement will be repaid. This constitutes a benefit for Mr. Murphy, the former Chief Executive Officer, and current Chair of the Board.

In addition, amendments will be made to certain documents in connection with, and as a condition to, the implementation of the Amended Arrangement, which will provide that (i) Mr. Murphy will continue indefinitely (and regardless of whether Mr. Murphy ceases to be a director of the Corporation) as the administrator of certain tax receivable bonus plans established by the Corporation; and (ii) enable Mr. Murphy’s existing RSUs (including any replacements thereof pursuant to the Amended Plan of Arrangement) to vest in accordance with the terms thereof regardless of Mr. Murphy ceasing to be an employee or officer of the Corporation, provided that Mr. Murphy remains a director of the Corporation. The value of any of the benefits received by Mr. Murphy has been considered by the Special Committee.